Exhibit 4.2.3
INTEL CORPORATION,
as Issuer,
AND
WELLS FARGO BANK, National Association,
as Successor Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of July 25, 2007
2.95% Junior Subordinated Convertible Debentures due 2035

     THIS FIRST SUPPLEMENTAL INDENTURE is dated as of July 25, 2007 among Intel Corporation, a Delaware corporation, as Issuer (the “Company”), and Wells Fargo Bank, N.A., a national banking association, as Successor Trustee (the “Trustee”).
RECITALS
     A. Company has executed and delivered to Citibank, N.A., a national banking association (the “Original Trustee”) an Indenture, dated as of December 16, 2005 (the “Indenture”), to provide for the creation of an issue of 2.95% Junior Subordinated Convertible Debentures due 2035 (the “Securities”).
     B. The Original Trustee has resigned and, upon the effectiveness of such resignation, the Trustee has become its successor, as of July 25, 2007.
     C. Upon the substitution of the Trustee for the Original Trustee, the Company and the Trustee are entering into this First Supplemental Indenture.
     D. The Company and the Trustee are authorized to enter into this First Supplemental Indenture without the consent of any Holders, pursuant to Section 15.01(vii) of the Indenture.
     E. The Trustee has received an Opinion of Counsel and an Officers’ Certificate stating that the execution of this First Supplemental Indenture is permitted by the Indenture and all conditions precedent under the Indenture have been satisfied.
     NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Securities as follows:
ARTICLE 1
     Section 1.01. Amendment to Section 6.02 of the Indenture.
     Section 6.02 of the Indenture shall be amended to read in its entirety as follows:
     Section 6.02. Maintenance of Office or Agency. The Company shall maintain in the United States of America an office or agency where Securities may be presented or surrendered for payment, where Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served, which shall initially be the applicable Corporate Trust Office of the Trustee. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the

Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.
     The Company may also from time to time designate one or more other offices or agencies (in or outside the United States of America) where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States of America for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
ARTICLE 2
     Section 2.01. Definitions.
     Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.
     Section 2.02. Confirmation of Indenture.
     The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
     Section 2.03. Concerning the Trustee.
     In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which the Trustee possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.
     Section 2.04. Governing Law.
     This First Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles that would require the application of any other law.
     Section 2.05. Separability.
     In case any provision of this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 2.06. Counterparts.
     This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
     Section 2.07. No Benefit.
     Nothing in this First Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the holders of the Securities, any benefit or legal or equitable rights, remedy or claim under this First Supplemental Indenture or the Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

INTEL CORPORATION, a Delaware corporation
/s/ Ravi Jacob
Name:	Ravi Jacob
Title:	Vice President, Finance and Enterprises Services Group and Treasurer

WELLS FARGO BANK, National Association
/s/ Maddy Hall
Name:	Maddy Hall
Title:	Assistant Vice President

3